Exhibit 99.1

Ocean Power Technologies Announces Results for the

Fiscal Third Quarter Ended January 31, 2013

Pennington, NJ – March 14, 2013 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its fiscal 2013 third quarter and the nine months ended

January 31, 2013.

Highlights

●	OPT reported a decreased net loss of $10.6 million for the nine months ended January 31, 2013, versus $11.1 million from the comparable period in fiscal 2012.

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The Company announced that it received approximately $1.5 million under the State of New Jersey’s Business Tax Certificate Transfer Program. The Program enables companies to raise cash to finance their growth and operations and is administered by the New Jersey Economic Development Authority (NJEDA) and the New Jersey Department of the Treasury’s Division of Taxation. Under the Program, New Jersey-based technology or biotechnology companies with fewer than 225 US employees may be eligible to sell NJ state net tax operating losses and research and development tax credits to unaffiliated corporations.

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To focus its on-going efforts to target new opportunities in the autonomous market, OPT established a new business unit to assess, target and develop opportunities in the large potential markets for OPT’s non-grid connected PowerBuoys. OPT’s products for this sector have been developed for off-grid applications such as defense and homeland security, offshore oil and gas operations and oceanographic data gathering. The Company believes that the Autonomous PowerBuoy market represents an important opportunity for profitable growth.

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Efforts continued under the award of a ¥70 million (approximately US $0.8 million) contract from Mitsui Engineering & Shipbuilding (“MES”). OPT is teaming with MES to develop PowerBuoy technology enhancements for application in Japanese sea conditions. This analysis and design work is expected to be completed by the end of OPT’s fiscal year ending April 30, 2013 after which a decision will be made on the next steps toward ocean trials of a demonstration PowerBuoy system. This would provide the basis for a prospective build-out of a commercial-scale OPT wave power station in Japan.

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OPT and Lockheed Martin (“LM”) are continuing to develop a planned 19MW wave energy project at Portland, Victoria, Australia, which would be one of the largest wave energy projects in the world. LM is assisting with the design of OPT’s PowerBuoy and will lead the production and system integration and support overall program management. Funding for this project includes a grant from the Commonwealth of Australia. The grant is subject to certain terms, including achievement of significant external funding milestones. OPT recently retained Brookfield Financial Australia Securities Limited as financial advisor to assist in structuring and securing the power purchase agreements and appropriate financing for the project. In addition, OPT is working with the Australian Renewable Energy Agency, the Commonwealth’s agency that manages the grant, regarding the project.

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The Company announced the appointment of Dr. Mike Mekhiche to the position of Vice President, Engineering. Dr. Mekhiche joins OPT from BAE Systems, where he most recently held the position of Director of Programs. Dr. Mekhiche will be responsible for the Company’s engineering and advance technology development. This will include technology delivery, continuing enhancements and development of OPT’s wave energy technology portfolio, and the development of the next generation of PowerBuoy systems.

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OPT has changed the nomenclature of its Utility and Autonomous PowerBuoy products to focus on product classes. Among the utility PowerBuoy products, the PB150, which will be called the Mark 3 PowerBuoy, currently drives a peak rated generator with a maximum power output of 0.86MW. The PB500, which will be called the Mark 4 PowerBuoy, currently drives a peak rated generator with a maximum power output of 2.4MW. This method of power rating is more closely aligned with that utilized by other renewable energy sources such as wind and solar. Among the Autonomous PowerBuoy products, the LEAP system will be called the APB 350, and the OPT MicroBuoy will be called the APB 10.

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The Company is planning for deployment of a Mark 3 PowerBuoy off the coast of Oregon. However, deployment and commissioning of this PowerBuoy must take into consideration various regulatory, business, and financial factors, including requirements of regulatory agencies and a significant use of funds. In February 2013, OPT received notification from the staff of the Federal Energy Regulatory Commission (FERC) that it now considers our first Oregon PowerBuoy to be subject to its jurisdiction. If FERC is ultimately determined to have such jurisdiction, significant reporting and other procedures will be necessary to comply with FERC requirements, which will require us to make additional expenditures. These factors may delay deployment of the Oregon PowerBuoy beyond calendar 2013.

Charles F. Dunleavy, Chief Executive Officer of OPT stated, “Ocean Power Technologies continues to make progress in its utility PowerBuoy markets under contracts with Mitsui Engineering & Shipbuilding, and the European Union. In addition, based on our market outreach, OPT remains optimistic about the potential for the Autonomous PowerBuoy to be a contributor to future growth. We are talking to prospective customers for the Autonomous PowerBuoy primarily in two key sectors – Oil and Gas, as well as defense and government. This marketing and selling activity must address the technology and application-specific needs of the customers. In this dialogue, our product offerings bring to these and other industries the prospect of longer-term, continuous renewable power at higher levels than they had previously envisioned. Despite the macro-economic backdrop, we continue to see strong interest in the core PowerBuoy technology. The Company is actively pursuing a number of opportunities to expand our business within both the utility and autonomous markets.” Dunleavy continued, “Finally, during our third quarter we received $1.5 million under the New Jersey’s Business Tax Certificate Transfer Program. We greatly appreciate the New Jersey Economic Development Authority’s decision to approve our application.”

Financial Review

OPT’s contract backlog as of January 31, 2013 was $4.3 million, compared to $5.2 million as of October 31, 2012 and $7.8 million as of January 31, 2012. OPT anticipates that the majority of its backlog will be recognized as revenue over a period exceeding 12 months. A portion of OPT’s backlog at January 31, 2013 is for its Oregon project, and the Company intends to seek additional funding to complete this project.

Results for the Fiscal Third Quarter Ended January 31, 2013

For the three months ended January 31, 2013 and January 31, 2012, OPT reported revenues of $0.9 million. There was a slight decrease in revenue related to our Mark 4 PowerBuoy project, partially offset by an increase in revenue related to our project with Mitsui Engineering & Shipbuilding.

The net loss for the three months ended January 31, 2013 was $1.5 million as compared to a net loss of $2.2 million for the three months ended January 31, 2012. The decrease in net loss year-over-year was due primarily to lower product development costs relating to a lower level of activity for OPT’s project in Oregon and the project in Hawaii, which was completed in FY2012. In addition, there was a gain on foreign currency transactions and a higher recorded income tax benefit due to the sale of New Jersey state net tax operating losses. These decreases in net loss were offset by an increase in selling, general and administrative (SG&A) expenses due primarily to an increase in legal fees, site development expenses related to the planned project in Australia and certain employee-related costs.

Results for the Nine Months Ended January 31, 2013

For the nine months ended January 31, 2013, OPT reported revenues of $3.2 million as compared to revenues of $4.3 million for the nine months ended January 31, 2012. This decrease primarily reflects the completion in the prior fiscal year of the Littoral Expeditionary Autonomous PowerBuoy (“LEAP”) project for coastal security and maritime surveillance with the US Navy, in addition to a decrease in billable work related to the Mark 4 PowerBuoy development project. These declines were partially offset by an increase in revenue from the Company’s WavePort project in Spain, the project in Oregon and the MES project.

The net loss was $10.6 million for the nine months ended January 31, 2013 compared to $11.1 million for the same period in the prior year. This decrease in net loss was due primarily to lower product development costs relating to the completion of our project in Scotland in the prior fiscal period, a gain on foreign currency transactions and a higher recorded income tax benefit due to the sale of New Jersey state net tax operating losses. These decreases in net loss were offset by an increase in selling, general and administrative (SG&A) expenses due to an increase in legal fees and in site development expenses related to the planned project in Australia.

Cash and Investments

On January 31, 2013, total cash, cash equivalents, restricted cash and investments were $24.5 million, as compared to $26.4 million as of October 31, 2012. The net decrease in cash and investments was $1.9 million for the three months ended January 31, 2013, compared to $2.1 million for the three months ended January 31, 2012. OPT received approximately $1.5 million and $1.1 million from the sale of New Jersey state net tax operating losses for the three months ended January 31, 2013 and 2012, respectively.

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Additional information may be found in the Company’s Quarterly Report on Form 10-Q that will be filed with the US Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.

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Conference Call Details

The Company will host a conference call to review these results at 10:00 a.m. Eastern Time today. The call will be available by telephone at 800.561.2693 (toll free in the U.S.) or + 617.614.3523 (for international callers), using passcode 95501750. Investors may also access a webcast by visiting the Company's website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts & Presentations. Recorded replays of the conference call will be available on the Company’s website and by telephone at 888.286.8010 (toll free in the U.S.) or 617.801.6888 (for international callers), replay passcode 42256362, beginning at 1:00 p.m. Eastern Time on March 14, 2013.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

 About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from more than 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK, and operations in Melbourne and Perth, Australia. More information can be found at www.oceanpowertechnologies.com.

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Contact: Brian M. Posner Chief Financial Officer	Telephone: +1 609 730 0400

Consolidated Balance Sheets as of

January 31, 2013 and April 30, 2012

	January 31, 2013	April 30, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,954,941	9,353,460
Marketable securities	14,101,205	22,369,484
Accounts receivable	655,254	1,064,796
Unbilled receivables	525,266	223,050
Other current assets	314,533	842,820
Total current assets	24,551,199	33,853,610
Property and equipment, net	815,384	682,933
Patents, net	1,106,830	1,269,457
Restricted cash	1,398,656	1,453,712
Other noncurrent assets	229,038	181,925
Total assets	$28,101,107	37,441,637
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$375,570	440,773
Accrued expenses	3,261,245	2,770,094
Deferred credits payable	—	600,000
Unearned revenues	463,677	1,073,389
Current portion of long-term debt	100,000	100,000
Total current liabilities	4,200,492	4,984,256
Long-term debt	275,000	350,000
Long-term unearned revenues	841,524	—
Deferred credits	600,000	—
Total liabilities	5,917,016	5,334,256
Ocean Power Technologies, Inc. Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 10,406,548 and 10,407,389 shares, respectively	10,407	10,407
Treasury stock, at cost; 33,771 and 23,544 shares, respectively	(123,893)	(102,388)
Additional paid-in capital	159,052,026	158,296,458
Accumulated deficit	(136,542,838)	(125,989,474)
Accumulated other comprehensive loss	(85,167)	(78,990)
Total Ocean Power Technologies, Inc. stockholders’ equity..	22,310,535	32,136,013
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd...	(126,444)	(28,632)
Total equity	22,184,091	32,107,381
Total liabilities and stockholders’ equity	$28,101,107	37,441,637

Consolidated Statements of Operations

For the Three and Nine Months Ended January 31, 2013 and 2012

(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2013	2012	2013	2012
Revenues	$865,553	923,619	3,208,248	4,349,908
Cost of revenues	890,051	934,142	3,116,188	4,319,634
Gross (loss) profit	(24,498)	(10,523)	92,060	30,274
Operating expenses:
Product development costs	601,748	1,388,380	5,466,742	6,551,507
Selling, general and administrative costs	2,367,849	1,822,806	6,856,815	5,857,656
Total operating expenses	2,969,597	3,211,186	12,323,557	12,409,163
Operating loss	(2,994,095)	(3,221,709)	(12,231,497)	(12,378,889)
Interest income, net	21,804	95,261	112,116	341,631
Foreign exchange gain (loss)	21,778	(113,373)	16,196	(93,080)
Loss before income taxes	(2,950,513)	(3,239,821)	(12,103,185)	(12,130,338)
Income tax benefit	1,453,243	1,053,427	1,453,243	1,053,427
Net loss	(1,497,270)	(2,186,394)	(10,649,942)	(11,076,911)
Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	31,499	19,708	96,578	32,804
Net loss attributable to Ocean Power Technologies, Inc	$(1,465,771)	(2,166,686)	(10,553,364)	(11,044,107)
Basic and diluted net loss per share	$(0.14)	(0.21)	(1.02)	(1.07)
Weighted average shares used to compute basic and diluted net loss per share	10,304,277	10,276,788	10,300,626	10,273,636

Consolidated Statements of Cash Flows

For the Nine Months Ended January 31, 2013 and 2012

(Unaudited)

	Nine Months Ended January 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(10,649,942)	(11,076,911)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	(16,196)	93,080
Depreciation and amortization	376,105	294,820
Loss on disposals of property, plant and equipment	310	9,715
Treasury note premium amortization	27,598	(31,633)
Compensation expense related to stock option grants and restricted stock	755,570	935,370
Changes in operating assets and liabilities:
Accounts receivable	405,354	334,946
Unbilled receivables	(302,215)	316,084
Other current assets	526,232	20,340
Other noncurrent assets	(48,803)	54,183
Accounts payable	(32,503)	(761,241)
Accrued expenses	511,490	(860,101)
Unearned revenues	(608,275)	928,016
Long-term unearned revenues	841,524	—
Net cash used in operating activities	(8,213,751)	(9,743,332)
Cash flows from investing activities:
Purchases of marketable securities	(12,680,022)	(12,849,207)
Maturities of marketable securities	20,913,831	26,727,857
Restricted cash	75,000	53,936
Purchases of equipment	(387,626)	(210,316)
Payments of patent costs	-	(138,889)
Net cash provided by investing activities	7,921,183	13,583,381
Cash flows from financing activities:
Repayment of debt	(75,000)	(114,378)
Acquisition of treasury stock	(21,505)	(55,783)
Net cash used in financing activities	(96,505)	(170,161)
Effect of exchange rate changes on cash and cash equivalents	(9,446)	(216,273)
Net (decrease) increase in cash and cash equivalents	(398,519)	3,453,615
Cash and cash equivalents, beginning of period	9,353,460	4,376,136
Cash and cash equivalents, end of period	$8,954,941	7,829,751